Exhibit 99.2

March 1, 2007

To Our Shareholders:

We completed our first full fiscal year as a combined company on February 3, 2007. Consistent with the practice initiated last year, I will use this opportunity to look back and to look ahead. I will discuss some of the challenges we have faced and the progress we have made thus far. And, more important, I will address the challenges ahead of us and offer my perspective on the future of our Company.

2006 and Fourth Quarter Financial Performance

For the 2006 fiscal year we reported net income of $1.490 billion, up from $858 million in reported net income for fiscal 2005. On a per-share basis, earnings were $9.57 in 2006, as compared to reported earnings per share of $5.59 last year. For the fourth quarter of 2006, net income was $820 million ($5.33 per share), as compared to $648 million ($4.03 per share) in the fourth quarter of 2005.

Because GAAP net income includes more than just operating results (it also includes financing and investing results), we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) measure to evaluate operating performance. It is called “Adjusted” EBITDA because we also exclude certain transactions (like gains from asset sales) that we believe are not reflective of ongoing operating performance. For the 2006 fiscal year we generated $3.657 billion of Adjusted EBITDA, an increase from prior years as follows:

Millions		Pro Forma
	2006	2005	2004
Domestic	$3,248	$2,622	$2,134
% to revenues	6.8%	5.3%	4.2%
Sears Canada	409	347	390
% to revenues	7.9%	6.8%	8.0%

Total	$3,657	$2,969	$2,524

% to revenues	6.9%	5.5%	4.5%

The “pro forma” Adjusted EBITDA figures for 2004 and 2005 are derived by combining the results of Kmart and Sears, Roebuck for those years – i.e., using an assumption that the two companies were already merged at the beginning of the 2004 fiscal year. Please see our earnings release issued today for a full reconciliation of Adjusted EBITDA to GAAP net income.

Challenges and Successes in 2006

As the above numbers show, we improved our EBITDA this year – which I consider a significant achievement in the context of the third-warmest December on record and a slowing housing market. While that provides an overall snapshot of the Company’s performance, drilling down to examine the business close-up is instructive and reveals some ups and downs. I have described Sears Holdings as a start-up, and like all start-ups we should expect to experience rapid changes as well as our share of both challenges and successes. That was certainly the case in 2006.

First, the challenges. It is absolutely clear to me that we had it within our capabilities to overcome the fourth quarter headwinds, had we executed better within a number of our businesses. Lawn and garden and home fashions are two examples of businesses where the failure to perform in 2006 was largely our own. We have not yet found the right formula for Sears Grand (originally called Sears Essentials) as an off-mall offering for Sears. We are aware of the success of our off-mall competitors in many of our core businesses. We remain convinced that this represents a big opportunity for Sears Holdings, and we continue to work at identifying the right formula for success off-mall.

Facing these and other major challenges, we are learning what it means to be accountable across the organization. As in any good start-up, each of our executives needs to be responsible for the performance of the business as a whole. Our compensation philosophy, which I address below, strives to align our senior leadership on common goals and a common mission for the organization.

While it is important to acknowledge these challenges, it is also worth pausing to recognize some of the major successes we achieved in 2006. Many areas showed significant improvement, a number of which stand out and warrant mention here.

Lands’ End had a record year in profitability in its traditional business (i.e., catalog, online, and inlet stores). In addition, we saw a significant improvement in the profit performance of Lands’ End merchandise in our Sears stores. With a new leadership team and a more integrated approach to working across Sears Holdings, the business is moving in the right direction. Our customers are embracing the opportunity to buy Lands’ End quality merchandise in our stores, on the phone, and on the Internet, and we are working hard to make Lands’ End available across more of the chain.

Home Services is another business that achieved a record year of profitability in 2006. Home Services is not only a highly profitable business for us, but also an important strategic asset as it provides a point of differentiation from many of our competitors.

The apparel businesses at both Kmart and Sears also showed continued improvement. Kmart is further along in partnering with our sourcing and design groups, and we believe that we have improved our offering for our customers with higher quality, better fit, and appropriate fashion at great value. Sears apparel has turned around the decline that occurred in 2005 when it moved away from the styles our customers wanted to buy. The team has made significant progress this year, and is focused on creating the kind of breakthrough improvement that would return Sears to its previous levels of profitability in this area.

More broadly, I believe that the Kmart business is showing signs of being more stable overall: Despite continued pressure from competitor expansion, comparable store sales were relatively flat for the second straight year, with 2006 comps at -0.6% (after 2005 comps of -1.2%).

And our successes have not been limited to the front lines. Our supply chain has continued to improve, and its increased efficiency and focus on our businesses are vital to our overall success. Information Technology has become a fast enabler for problem-solving, with a can-do team accustomed to setting challenging goals and achieving them. And our online business is focused on transforming itself. We recognize we have significant competitors in this area (including the online leaders without brick-and-mortar operations), but we are committed to incorporating the online experience into the core of our customers’ relationship with us.

We will never bat 1.000—no company will. Every year will, like 2006, bring its own mix of strong performances and weak ones. But it is important and instructive to take a frank look at both successes and challenges, to understand not only what has worked but also what our opportunities are going forward.

Cash Flow and Balance Sheet Capacity

While we like to think of ourselves as a start-up, we are different from most start-ups in our cash flow generation. Since the merger closed in 2005, we have demonstrated a consistent ability to generate cash flow. This strong source of cash provides us the flexibility to deploy capital in the manner that we believe is best calculated to create long-term shareholder value. Domestically, we generated $1.69 billion of after-tax cash flow in 2006, in a year in which our inventory increased by $822 million.

We allocate capital to initiatives that we believe will provide the greatest returns and create the most value for our shareholders. 2006 was no different, as we deployed $2.14 billion of capital to repurchase shares, invest in our business, and reduce debt, as follows:

•	$816 million used for share repurchases (we repurchased over 6 million shares in the year at an average price of about $133 per share);

•	$474 million used for capital expenditure reinvestments in our businesses;

•	$318 million contributed to fund our legacy pension obligations;

•	$282 million used to purchase an additional interest in Sears Canada. Our ownership level is now 70%, up from 54% last year; and

•	$250 million used for net debt reductions as our domestic debt balance declined to $3.0 billion (or $2.3 billion excluding capital lease obligations).

We have improved our operating performance, as well as the strength of our balance sheet. The Company’s outstanding debt is small relative to our enterprise value. In fact, we ended the year with more cash on hand than debt. On a combined basis (including Sears Canada) we have $4.0 billion of cash and only $2.8 billion of debt (excluding capital lease obligations of $0.8 billion). Domestically, our $3.3 billion of cash exceeds our debt balance of $2.3 billion (excluding $0.7 billion of capital lease obligations). Furthermore, approximately $350 million of the outstanding domestic debt represents borrowings by our Orchard Supply Hardware subsidiary, which is non-recourse to Sears Holdings. Despite the conservative nature of our capital structure and our improved profitability, the rating agencies have not upgraded us and continue to hold a non-investment grade rating on our debt. We believe Sears Holdings is an investment-grade company; the lack of response by the agencies is puzzling and is certainly something we continue to hope will change. Then again, we have taken these measures not out of a desire to please the rating agencies, but rather because we believe they are the right moves for our Company at this time.

As noted above, our year-end domestic inventory balance increased by $822 million over last year, to $9.2 billion. The increase is due to a number of factors, including timing of inventory receipts ($200 million) primarily due to earlier receipt of spring goods and a higher level of in-transit import inventory; planned increases in certain basic fashion categories ($130 million); and increased inventory in hardline categories ($120 million) to place Sears products (Craftsman and appliances) in Kmart stores and pursue incremental home decor / furniture business. About $140 million of the inventory increase is attributable to lower-than-expected sales levels.

All retailers face the challenge of determining an optimal level of inventory for their stores, balancing the goal of satisfying customers (by carrying broad assortments of product and maintaining high in-stock levels) against the financial cost of carrying such goods. We are diligently working to improve our analytical capabilities and operating disciplines so we can optimize our investments in inventory. Toward the end of fiscal 2005, we cut purchases of spring product in our Sears apparel and home fashion categories while we worked to improve the merchandise assortments in those categories, which were struggling at the time. As a result, we believe our overall inventory levels at the end of fiscal 2005 were probably lower than optimal. Moreover, some of the inventory increase in 2006 reflected conscious, accelerated buys that we believed made economic sense. This is a key point. Being a large, well-funded company provides us with the ability to capitalize on market opportunities as they come up, including those arising in inventory management. And while we have certainly not yet optimized our inventory investment (our inventory levels at the end of this year may have been higher than required by the business), we are working to become much smarter about managing this key asset. Please be assured that we are very focused on improving our inventory productivity while not compromising our customer experience.

Pension Liabilities Revisited

Last year’s Letter to Shareholders addressed our Company’s pension obligation as well as the overall pension regulatory environment. It is a good time to update those comments to reflect the events of 2006.

In 2006 our Company’s unfunded U.S. pension obligation decreased by almost $800 million – from over $1.8 billion last year to less than $1.1 billion this year. The decrease was attributable to the following three factors:

Funding. We contributed $318 million to our U.S. pension plans in 2006.

Favorable investment returns. The pension plans are funded with a substantial amount of assets (over $4.5 billion) to meet our pension obligations to current and future retirees. These pension assets are invested in financial securities by professional advisors and 2006 was a good year for investment returns. Indeed, our pension plan assets returned over 11% in 2006, exceeding our 8% expected return on these assets.

Actuarial gains. Calculating pension liabilities is a complicated concept because large numbers of uncertain future events are involved. It is important to understand that this calculation is an estimate of today’s cost for payments that will occur in the future. To develop that estimate requires professional actuaries to predict future events for hundreds of thousands of individuals (for example, how long will they work and receive benefits?). Then the estimated future payments have to be converted to today’s dollars using current interest rates. As last year’s letter noted, the reported amount of the pension liability is very sensitive to changes in the interest rate used to convert it to today’s dollars. Interest rate changes are by far the largest driver of actuarial gains and losses. In 2006, interest rates increased so that the rate used to convert the future payments to today’s dollars rose to 5.9% (from 5.5% last year), resulting in a reduction of approximately $300 million in the pension obligation.

This summary illustrates how pension funded status can swing significantly in relatively short time periods. This is something that I believe was not adequately taken into account by the Pension Protection Act (“PPA”), which was enacted in 2006. Generally speaking, the PPA accelerates pension funding requirements so that a pension plan will be fully funded over a seven-year period. While it is our intention to fully meet our pension obligation, it was never our intention to fully fund the obligation, especially in today’s low interest-rate environment. Instead, we targeted funding 90% of the obligation in order to avoid creating a pension surplus. Surpluses are undesirable because they effectively “trap” assets: Once amounts are contributed to a pension plan, it is extremely difficult and costly to recapture them, even if the plan later becomes overfunded. We feel that the PPA is unduly burdensome to the companies sponsoring pension plans because it requires that estimated pension obligations be fully funded, but provides no practical means for a company to bring back excess assets if a plan becomes overfunded. A full-funding requirement should be accompanied by a mechanism for companies to easily and cost-effectively recapture any excess funding.

It also bears mention that the PPA further increased the fees that pension plans pay the Pension Benefit Guaranty Corporation (“PBGC”). In considering this issue, it is important to keep in mind that companies with pension plans do not have the choice of opting out of participation in the PBGC. Rather, the PBGC is a mandatory, government-imposed program, funded only by the dwindling number of companies that have pension plans. The PBGC annually assesses us $31 for each person in our pension plans, for a total annual cost of more than $11 million. Furthermore, we are subject to additional PBGC fees based on our funding level, and those fees could amount to an additional $10 million per year. Sears Holdings and other pension plan sponsors pay for the ills and legacy decisions of the airlines, steel companies, auto manufacturers, and others—while more recently established companies do not shoulder this burden. This hardly seems appropriate in our competitive marketplace.

Derivative Instruments

Our disclosure in 2006 that we had entered into total return swap transactions generated a fair bit of media attention and speculation. Perhaps this was prompted by the disclosures that we provided relating to the risk of the investments. As we disclosed in our filings, these total return swaps are derivatives, a term used broadly to describe a vast spectrum of financial instruments, which often have very different characteristics and purposes. Derivatives are so labeled because their value is tied to, or “derived” from, the value of one or more defined underlying indices, prices, or other variables. But it is important to remember that derivatives come in a myriad of forms and carry various levels of risk.

In our case, we entered into total return swaps, whose value is directly derived from changes in the value of the underlying securities. We could have purchased the underlying securities directly, but we elected to make our investments in the form of total return swaps because it can be a more efficient and cost-effective means of managing capital. As of February 3, 2007, the notional value of these derivatives was less than $400 million.

While we chose to include risk disclosures to make clear that, as with all investments, there is risk associated with the total return swaps, it is also the case that every company takes risks every day. Indeed, business is about managing risk. When these risks come in other forms, they are not always accompanied by the same level of detailed disclosure in public filings. Doing business in California will always carry “earthquake risk” and doing apparel business in winter clothing will carry “weather risk.” Investors and executives focus on some of these risks and tend to overlook others. If a company’s risk-management process is a robust one, the level of focus will be proportionate to the amount of risk and the probability of the risk occurring, as well as whether or not the risk can be effectively managed. At Sears Holdings, we try to manage risk in an effective way—whether it is in our investment decisions, our real estate decisions, or our product line decisions—and we are prepared to take risks where we believe the probability of success justifies the investment. We will not always be successful, but if we do a good job of evaluating opportunities and executing on them, we believe that our shareholders will be well rewarded.

A Strategy of Disciplined Growth

As we look ahead, I want there to be no doubt about one thing: It is certainly our intention to grow Sears Holdings. Some commentators have asserted that we want to shrink the Company, but that is simply not so. No great company would aspire to become smaller, and we certainly do not. But before embarking on a growth plan, it is critical to provide a sound base from which to grow. To this end, we have set out to improve the profitability of our business model. Our objective is disciplined growth. We do not want to grow simply for the sake of becoming bigger. Rather, our aim is to become more profitable, and as such we need to ensure that any revenue growth occurs at an appropriate level of profitability.

Since the closing of the merger in March 2005, we have significantly improved the profitability of our business. We have done this in large part by eliminating unprofitable sales and by challenging our expense structure. Certainly, we will continue to perform these tasks routinely in the future. But in order to reach the level of profitability we believe we can achieve, we must do more. To succeed, our Company will have to think differently and become more innovative—in both the products and services we offer and the manner in which we offer them.

A fundamental part of this effort is improving our understanding of Sears Holdings’ customers, including existing customers, former customers, and potential customers. Our Chief Executive Officer Aylwin Lewis and I have been emphasizing this point in Hoffman Estates, both at town hall meetings and in informal discussions with associates. This sounds like it should be fairly simple: After all, our associates not only serve customers but are themselves customers. But in practice, understanding customers is a challenge for every retailer (indeed, for every business). We need to listen to our customers, to learn what they want to buy, how and where they want to buy it, and the different ways they prefer to be served. We have to become responsive to the needs and wants we uncover. And as these needs and wants change, we will have to be innovative to continue to serve our customers effectively. All this will be more challenging than what we have accomplished so far, but it is crucial in order to achieve disciplined growth in a manner that is attractive for shareholders.

“You Can’t Cut Your Way To Success”

In charting a path toward disciplined growth, it is worth exploring the role of spending cuts. The expression “You can’t cut your way to success” often surfaces when someone suggests cutting spending for one resource or another. But this maxim, like so many others, can be more or less true depending on context. If the context is a company like IBM in the early 1990s—where cuts had previously never been a way of life and where far too many resources were dedicated to far too many projects producing far too little benefit—then it is hard to dispute that spending cuts were a prerequisite for success.

Healthy companies stay that way by constantly reevaluating their resources and their decisions and pruning spending that doesn’t make sense. Just as it is important to prune a tree or a garden or even a wardrobe, it is critically important to prune a company, not as a one-time event, but on an ongoing basis. Words carry meaning, and the idea of “cutting” carries a lot of baggage; but in reality the best companies in the world are ones that constantly reallocate resources in order to deploy them in other, more productive areas.

Spending reductions can be achieved fairly quickly in most instances. Investments, by contrast, often take months or years to be developed and implemented. Ordinarily, at healthy companies both are going on all the time, and at the same time. Turnaround situations, by contrast, highlight the inconsistent timelines between spending reductions and investments, and increase the risk of doing both. However, doing neither is not an option. I have yet to see a company turn itself around without addressing the spending part of the equation, or become great without making the appropriate investment decisions. At Sears Holdings we are working to address both sides of the ledger.

Compensation

Perhaps the most critical investment decision is the decision to invest in the people that make up a company. I have always believed that people should be paid for performance. This is something I learned first-hand working at Goldman Sachs, and I have gained a greater understanding of the value of this philosophy as an investor. If ESL Investments, of which I am chairman and CEO, is not providing attractive returns to its investors, they will choose to invest elsewhere.

It is not always easy, however, to set the appropriate measurements for performance-based pay, and a company can easily lose its way in attempting to do so. For example, many corporations embraced the notion of pay-for-performance and sought to compensate individuals deep in the organization on that basis. Through the use of stock options, these companies based their “pay-for-performance” system on stock price volatility. This proved to be a particularly tempting approach when a rising stock market made option-based compensation a sure thing for employees and a way for executives to quickly create wealth for themselves as a result of short-term price movements that may or may not have been related to the health of the associated company.

I believe one of the causes of the many well-known accounting abuses was this myopic focus on moving share price by driving short-term earnings. As we have explained, we do not attempt to manage earnings or expectations, we generally do not meet with Wall Street analysts, and, except in a few select cases, we have not provided options to our associates. Stock options can play an important role in compensation arrangements if handled correctly, and many companies have used them to motivate and compensate their executives and employees appropriately. The requirement that companies account for stock options as an expense is helpful in highlighting to investors and directors the cost of these programs.

At Sears Holdings, we have linked a very significant part of our executives’ variable compensation to the EBITDA of Sears Holdings or one of its businesses, adjusted for certain items that are not within the control of our associates. We consider EBITDA a superior measure of operational performance, as it provides a clearer picture of operating results and cash flows by eliminating expenses that are not reflective of underlying business performance. We have both a one-year EBITDA goal used for annual bonuses and a longer-term goal that is generally based on EBITDA performance that we have used for our Long Term Incentive Plans (LTIPs). Unlike some companies, which set targets at levels that are difficult to miss, we set targets that are achievable but require us to perform—it is important to set goals that challenge and stretch us.

It has been difficult, in a Company that previously operated in distinct silos, to create accountability for performance across the Company, not just in one’s division or region. We are in the process of creating a culture of accountability and cross-functional collaboration. Our mission is exciting, challenging, and unique, and we are assembling a team of executives who are motivated by the challenge of completing that mission and not just by a paycheck. As most observers realize, retail is an industry that often experiences significant executive and employee turnover for a variety of reasons. In particular, retail is a fast-paced, ever-changing business that requires constant innovation and reinvention. This means that job opportunities and challenges can change markedly and quickly, which can have a strong effect on what company and what job are the best fit for a given individual’s skills.

We are building a strong bench of leaders that I am personally committed to developing to their fullest potential. We invite anyone with integrity, smarts, a strong work ethic, and a team-based commitment to winning to come join us. I have always been comfortable making bets on people, judging them based on results rather than age or experience. This is the philosophy I have sought to bring to Sears Holdings, and I believe Sears Holdings is a great place for people seeking a challenge and a chance to succeed.

Retail Challenges and Opportunities

It is important each year to consider the challenges and opportunities that lie ahead for Sears Holdings, and in doing so it can be instructive to ask how we stack up against our peers. Today’s U.S. retail marketplace is characterized by fierce competition. Consumers have a wide array of choices available to them both in the physical realm and online. As we have said before, we believe it is important for Sears Holdings not only to recognize, but also to welcome, the challenge of competing against the best players in the industry.

Rather than look inward, we must always keep a vigilant eye on the needs of our customers and the behavior of our competitors. Our customers, after all, are comparing our stores and our offerings with their alternatives on a daily basis. While we have made much progress since the merger, our competitors are not standing still, so we must continue to accelerate this change in mindset and compare our performance with that of the leaders in our industry.

Benchmarking ourselves against the best illuminates the clearest opportunities for improvement, category by category. JCPenney’s turnaround efforts included a challenge to the company’s merchants to benchmark their results against those of their best-in-class competitors in each category. Based on those comparisons, in 2001, they established a target of 6-8% EBIT margins by 2005. JCPenney not only achieved that goal, but then set the bar even higher. The Company set a new goal in 2005 of 9-9.5% EBIT margins by 2009, which would put them in a position of leadership within the retail industry.

High EBITDA Standards

We too are striving for leadership—by improving our productivity and relevance in order to enhance our profitability. At present, there is a large margin gap between our business and that of the other top ten retailers by market capitalization. Among the top ten retailers, Sears Holdings is fifth in terms of sales but we are further down, at ninth, based on EBITDA margin.

With 6.9% EBITDA margins, we have the second-lowest margins among the top ten—ahead of only Costco, whose membership-based business model is by design low-margin. Today, Lowe’s, Kohl’s, Home Depot, and Target all have EBITDA margins above 10%. We also lag many of our competitors on a sales and profit-per-square-foot basis. Narrowing these gaps in margins and space productivity represents a significant value-creation opportunity for Sears Holdings shareholders.

Capital Allocation Discipline

We believe capital allocation discipline is another source of long-term value for Sears Holdings shareholders. One of our first priorities when we became involved at Kmart, and then again upon its merger with Sears, Roebuck, was to instill fiscal discipline in both expenses and capital expenditures. We want our associates to think like owners when spending shareholders’ money. We want them to act responsibly to determine the best use of our capital.

As we have said before, we do not want to spend $1 too much or $50,000 too little on our stores. Unless we believe we will receive an adequate return on investment, we will not spend money on capital expenditures to build new stores or upgrade our existing base simply because our competitors do. If share repurchases or acquisitions appear to be more productive, then we will allocate capital to those options appropriately. We will seek superior returns, wherever they may be found.

Achieving Returns for Shareholders

Many of our largest competitors, on the other hand, are primarily focused on growing their top line. To that end, and consistent with the conventional wisdom, they are quickly building new stores. This is a highly capital-intensive way to try to drive returns for shareholders, but provided the return on their investment in new stores is more attractive than their alternatives, it may be the best use of capital for them. Over the past three years, by contrast, we have shown that there are other ways to create value for shareholders. Sears Holdings’ stock has been one of the top retail performers for each of the past two years, as was its predecessor Kmart in 2004, in spite of this non-traditional approach.

We believe we have managed to create a lot of value for shareholders without excessive spending partly because of our disciplined stewardship of our shareholders’ capital. For Sears Holdings, in the near term we believe the greatest value will come not from increasing our store base, but primarily from better utilizing our existing assets to deliver more value to our customers and ultimately our shareholders.

Litigation Reform

We have a reputation for being very expense-conscious, and we do indeed challenge every expense to make sure it is both necessary and as low as possible. But one significant expense is largely out of the control of companies like ours: the cost of defending against frivolous lawsuits.

Sears Holdings faces, on average, several new lawsuits each day. Unfortunately, the current legal environment requires us and companies like us to expend tremendous amounts of resources—both money and management time—addressing or avoiding litigation that is brought with one primary goal in mind: to generate fees for plaintiffs’ lawyers.

America’s litigation crisis is well documented, and as a large American corporation we certainly witness it firsthand. In many cases, plaintiffs’ lawyers bring suit alleging millions or even billions of dollars of supposed damages. The cost of defending even one of these cases can run into the hundreds of thousands of dollars—sometimes the millions—even when the claims asserted have no basis. The lawyers who bring these cases against corporations figure that rather than paying defense lawyers and taking a chance on the judicial system, companies will pay the plaintiffs (or, rather, plaintiffs’ lawyers) to go away. They boast that if they can get a case to trial, even a case without merit, they have some chance of convincing a jury to award enormous damages. This situation is wrong, and at the end of the day it hurts our economy and costs us jobs.

I fully agree with those who have called for changes in the American litigation system. There have been some important strides made in recent years toward litigation reform—the Private Securities Litigation Reform Act of 1995 and the Class Action Fairness Act of 2005 were good steps in the right direction. But more needs to be done. Within the past few months, we have seen important reports relating to litigation reform—including the Report of the Committee on Capital Markets Regulation and the Schumer-Bloomberg Report—which rightly point out that the litigation culture in America is doing serious harm to the competitiveness of our capital markets. Litigation reform should remain a priority for Congress, and for each and every state legislature. We must develop rules that limit the ability of plaintiffs’ lawyers to game the system to collect millions of dollars for a frivolous case. We must make parties who swing for the fences in the face of countervailing facts and law pay for their decision to do so when it is unsuccessful (a loser-pays system). We must institute appropriate caps on damages and punitive awards. Of course the truly aggrieved ought to be fairly compensated; but in today’s system the big winners too often are the lawyers.

While we wait for reform, we’re doing what we can at Sears Holdings to address the situation. We run the Company with the long term in mind, and our litigation policy is no exception to that. We will work hard to prevent and defend claims against Sears Holdings. We have challenged our Company’s lawyers to try cases when doing so makes sense. This means that, from time to time, we will lose some cases. Sometimes, we may even lose big—but even then, we will continue to fight as long as we believe we are right and can find a forum that will fairly adjudicate the controversy. Over time, we believe this strategy will achieve the best long-term results for our shareholders. We know that our Company and our associates are good and fair and ethical, so we are confident we will win far more cases than we will lose.

Legacy and Heritage

As we work to modernize and improve our operations, it is important that we continue to preserve our Company’s proud and distinct heritage, which dates back to the nineteenth century.

For decades, one important aspect of that heritage has been our commitment to military servicemen and servicewomen and their families. This commitment of course long predates my own involvement with Kmart and Sears. Credit for establishing and maintaining this longstanding policy goes to our predecessors, beginning with Julius Rosenwald, and continuing with General Robert Wood and all the way through the modern era. It is a Company commitment of which we are immensely proud and which we intend to continue.

One aspect of Sears Holdings’ commitment to the military—our Military Service pay differential and benefits continuation program—has received a fair bit of grassroots attention in the past couple of years. I have seen a number of emails and blog entries about this program, most of which ask whether it’s true or an urban legend. The initial skepticism is understandable, given the unfounded rumors and exaggerations that can circulate on the Internet, but in this case the program is real. For associates of Sears Holdings (other than certain part-time and seasonal associates) who are called to duty in the National Guard or Reserve, we make up any difference between the associate’s pay at Sears Holdings and his or her military pay—for up to five years. We will also hold a comparable position for an eligible deployed employee for up to five years, and allow those employees to continue most benefits while deployed. Since 2001, we have had over 3,500 associates participate in our military leave program; at present, there are about 400 Sears Holdings associates in the program. We are proud to support these individuals as they serve our Nation.

We are by no means the only company that offers special benefits to its men and women in uniform, but we have long been at the forefront of supporting employees who make this commitment. Sears, Roebuck has provided support to employees serving in the military since World War I, and this commitment has been reaffirmed in numerous instances in recent years. Our military leave program is one prominent example, but there are many more. Over 2004 and 2005, for example, Sears, Roebuck contributed $2.5 million to sponsor Operation Purple Summer Camps, a series of camps run by the National Military Family Association for children of deployed military personnel. We also participate in several programs designed to help members of our military make a smooth transition to civilian employment upon completion of their military service.

Sears Holdings is proud that our customers have also joined us in showing this spirit. In early February, we worked with Fisher House, an organization that provides a “home away from home” for injured troops and their families. Fisher House has built 37 houses at military hospital facilities around the country and is planning to build more. Our “Have a Heart for Military Families” initiative encouraged Sears and Kmart customers to contribute to Fisher House to help make these future houses a reality, and our customers responded by donating over $300,000 to Fisher House over a single weekend.

Our commitment to military personnel and their families has been recognized by the military. In 2005, Sears, Roebuck was one of 15 companies to receive the Secretary of Defense Employer Support Freedom Award, the highest employer-support award conferred by the Department of Defense. And in 2006, Aylwin Lewis represented the Company in accepting the Distinguished Service Award from the Military Officers Association of America, in recognition of the support we give to our military associates and to military families nationwide.

While supporting military members and their families has been Company policy for more than 90 years, it is in my view especially important in times of war such as we face today. Regardless of one’s viewpoint on any particular military campaign (past, present, or future), I believe all Americans can agree that our soldiers, sailors, airmen, Marines, and Coast Guardsmen deserve our firm and unwavering support at all times—and all the more so when they are called to risk their own lives to keep us safe and defend our values and our way of life. This is the sentiment that led Sears, Roebuck to adopt its policies a century ago, and it’s a sentiment that is still strong here at our Company today. Sears Holdings is not alone in this, and many other companies—including DuPont, GE, and Home Depot—have also committed to supporting America’s men and women in uniform. It is heartening to see American corporations support those who serve proudly and sacrifice so much on our behalf.

* * * *

2006 has been an exciting, challenging, and rewarding year here at Sears Holdings. We have seen a number of successes, and I believe we have a clear idea of how to create value, grow in a disciplined way, and strive for leadership in the retail industry. We could not do any of this, of course, without your continued support as shareholders. We sincerely thank you for allowing us to work on your behalf, and we look forward to continuing our efforts in 2007 and beyond.

Respectfully,

Edward S. Lampert, Chairman

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include, but are not limited to: statements about the ability of Sears Holdings (“the Company”) to increase its revenue and profits, innovate, manage spending and invest its capital profitably; the Company’s risk management processes; the Company’s inventory levels, debt capacity and future cash flows; future share repurchase activities; the Company’s pension liability and its ability and plans to fund its pension obligations. These forward-looking statements are based on assumptions about the future that are subject to risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Company fails to offer merchandise and services that its customers want; the risk that the Company does not successfully manage its inventory levels; the ability of the Company to compete effectively in the highly competitive retail industry; the Company’s failure to successfully invest available capital could negatively affect the Company’s performance; failure to successfully integrate Kmart and Sears, which may cause a failure to realize cost savings and other benefits; the impact of seasonal buying patterns, which are difficult to forecast with certainty; comparable store sales may fluctuate for a variety of reasons; the Company may rely on foreign sources for significant amounts of merchandise, and its business may therefore be negatively affected by the risks associated with international trade; the possibility of disruptions in computer systems to process transactions, summarize results and manage the Company’s business; the loss of key personnel; the Company may be subject to product liability claims if people or property are harmed by the products it sells; the Company may be subject to periodic litigation and other regulatory proceedings, which may be affected by changes in laws and government regulations or changes in the enforcement thereof; and a decline in general economic conditions, consumer spending levels and other conditions could lead to reduced consumer demand for the Company’s merchandise. Certain of these and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. In addition, these forward-looking statements are intended to speak only as of the time of this letter and no undertaking is made to update or revise them as more information becomes available.